EXHIBIT (a)(1)(F)

NOTICE OF WITHDRAWAL

Instructions

If you previously elected to accept Agile Software’s exchange offer dated July 11, 2005, and would like to change your election and withdraw the tender of all or any portion of your options, you must complete and sign this Notice of Withdrawal, and return it to Agile before midnight, U.S. Pacific (San Jose) Time, on August 19, 2005 unless the exchange offer is extended. Please remember that if you wish to withdraw the tender of option shares granted by a particular agreement, you must withdraw the tender of all option shares granted by that particular agreement.

Once the notice is signed and complete, please return it to Agile by one of the following means:

Via Mail or Courier

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Attn: Stock Administration

Via Facsimile

Agile Stock Administration, Fax No. (408) 284-3260

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mailing it to optionexchange@agile.com.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF OPTIONS.

Print Full Name

AGILE SOFTWARE CORPORATION

NOTICE OF WITHDRAWAL

To Agile Software Corporation:

I previously received a copy of the exchange offer dated July 11, 2005, and the letter of transmittal. I signed and returned the letter of transmittal, in which I elected to tender all or a portion of my options. I understand that Agile Software will not accept any conditional or partial returns of individual option grants and that for each option grant previously tendered I must withdraw my election as to the entire option grant. I wish to change that election and withdraw from the offer with respect to the option grants listed below:

	Date of Eligible Option	Exercise Price of Options Subject to Grant	Total Number of Outstanding Options Subject to Grant
1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Signature

Printed Name

Social Security Number or Tax I.D. Number

Date

2